March 20, 1998
Dear Fidelity Advisor Short-Intermediate Municipal Income Fund
Shareholder:
We recently mailed you proxy materials proposing your fund merge into Fidelity Advisor Intermediate Municipal Income Fund. According to our records, you have a checkwriting feature on your Fidelity Advisor Short-Intermediate Municipal Income Fund. Advisor Intermediate Municipal Income does not offer checkwriting as an account feature.
If the proposed merger is approved by shareholders, checkwriting will no longer be available after the merger is completed (currently scheduled for May 28, 1998). However, there would be other methods to redeem shares of your fund and access the money in Advisor Intermediate Municipal Income.
Redemptions from Advisor Intermediate Municipal Income may be made in the following ways:
(solid bullet) by mail
(solid bullet) by telephone
(solid bullet) by wire
Checks will be honored on your account up and until the merger is completed. The shareholder meeting is scheduled for May 4, 1998.
Your vote is very important, no matter how large or small your holdings may be. If you have not yet voted or if you would like to change your vote, please call 1-800-522-7297.
Please contact your investment professional or refer to your Fidelity Advisor Funds Prospectus for additional information regarding the funds.
Sincerely,
/s/Edward C. Johnson
Edward C. Johnson 3d
Chairman and Chief Executive Officer